Exhibit 4.6

Convertible Promissory Note

Certificate No.: 003

LUFAX HOLDING LTD

(formerly known as Wincon Investment Company Limited)

(incorporated in the Cayman Islands with limited liability)

USD 937,824,000 0.7375% CONVERTIBLE PROMISSORY NOTE

The Note in respect of which this Certificate is issued pursuant to: (i) a Share Purchase Agreement between LUFAX HOLDING LTD (the “Company”) and China Ping An Insurance Overseas (Holdings) Limited dated 27 August 2015, and was authorized by a resolution of the Board of Directors of the Company passed on 21 August 2015 and a resolution of the shareholders of the Company passed on 21 August 2015; and (ii) an Agreement for the Transfer of Convertible Promissory Note of Lufax Holding Ltd between An Ke Technology Company Limited and China Ping An Insurance Overseas (Holdings) Limited dated 8 October 2015.

The Company certifies that it will pay to the person who appears at the relevant time on the register of noteholders as the holder of the Note in respect of which this Certificate is issued (the “Noteholder”), such amount as shall become due in respect of this Certificate in accordance with the Terms and Conditions endorsed hereon (the “Conditions”) upon presentation of this Note. This Note is issued with the benefit of and subject to the Conditions endorsed hereon.

The Company further certifies that An Ke Technology Company Limited of [***] is, at the date hereof, entered in the register of Noteholders of the Company as the holder of the Note in the principal amount of USD 937,824,000.

This Certificate is evidence of entitlement only. Title to the Note passes only on due registration in the register of Noteholders and only the duly registered holder is entitled to payment on the Note in respect of which this Certificate is issued.

The Note is convertible into fully paid Shares (as defined in these Conditions) ranking equally in all respects with the ordinary shares of the Company in issue, subject to and in accordance with these Conditions.

GIVEN under the common seal of LUFAX HOLDING LTD on 8 October 2015.

/s/ Gibb Gregory Dean
Director

Notes:-

This Note cannot be transferred to bearer on delivery and is transferable only to the extent permitted by Condition 2 of the terms and conditions thereof. This Note must be delivered to the Secretary of the Company for cancellation and the re-issue of an appropriate certificate in the event of any such transfer.

(For endorsement in the event of partial conversion)

Date	Amount Converted	Amount Outstanding after Conversion

TERMS AND CONDITIONS OF THE NOTE

The Note shall be held subject to and with the benefit of the terms and conditions set out below. In the Note, the words and expressions set out below shall have the meanings attributed to them below unless the context otherwise requires:-

“Note”	convertible promissory note in the aggregate principal amount of USD 1,953,800,000 issued or to be issued by the Company of which this Note form part with the benefit of and subject to the provisions of these Conditions;

“Noteholder”	the holder of the Note for the time being;

“Business Day”	a day (excluding Saturday and Sunday) on which banks in the Cayman Islands, Hong Kong and PRC are open for business;

“Conditions”	the terms and conditions attached to or endorsed on the Note and “Condition” refers to the relative numbered paragraph of the Conditions;

“Conversion”	the meaning ascribed thereto in Condition 5;

“Conversion Date”	the date on which the Conversion Rights are exercised in accordance with the Conditions;

“Conversion Notice”	the meaning ascribed thereto in Condition 7;

“Conversion Period”	the period commencing on the Listing Date of the Company until the date which is five (5) Business Days before (and excluding) the Maturity Date;

“Conversion Rights”	the rights attached to the Note to convert the principal amount or a part thereof into Shares;

“Conversion Shares”	the Shares to be issued by the Company under the Note (whether upon exercise by the Noteholder of the Conversion Rights, or otherwise pursuant to the Conditions);

“Current Market Price”	in respect of a Share at a particular date the average of the closing prices published in the Stock Exchange’s daily quotations sheet or similar document for one Share (assuming a transaction in a board lot) for the five consecutive dealing days ending on and including the dealing day last preceding such date; provided that if at any time during the said five dealing days the Shares shall have been quoted ex-dividend and during some other part of that period the Shares shall have been quoted cum-dividend then:-

(i) if the Shares to be issued will not rank for the dividend in question, the quotations on the dates on which the Shares shall have been quoted cum-dividend shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend per Share; and

(ii)  if the Shares to be issued will rank for the dividend in question, the quotations on the dates on which the Shares shall have been quoted ex-dividend shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount;

and provided further that if the Shares on each of the relevant five dealing days have been quoted cum-dividend in respect of a dividend which has been declared or announced but the Shares to be issued do not rank for that dividend, the quotations on each of such dates shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend per Share;

“Employee Share Scheme”	any scheme approved in general meeting by the shareholders of the Company for the issue or grant to the Directors, management personnel, employees, consultants or agents of the Company and/or any Subsidiary of Shares or options to subscribe for Shares;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“Hong Kong Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Listing Date”	the date on which the Shares are listed on the Stock Exchange;

“Listing Rules”	the applicable rules of the Stock Exchange on which the Company’s Shares are listed;

“Maturity Date”	the eighth anniversary of the issuance date of the Note;

“PRC”	People’s Republic of China, which, for the purpose of this Agreement, excludes Hong Kong, Taiwan and Macau;

“RMB”	Renminbi, the lawful currency of the PRC;

“Shares”	the Class A ordinary shares of USD 0.00001 each in the share capital of the Company existing on the date of this Agreement (or its equivalent upon the initial public offering of the Shares on the Stock Exchange) and all other (if any) stock or shares from time to time and for the time being ranking pari passu therewith and all other (if any) shares or stock resulting from any sub-division, consolidation or reclassification thereof;

“Stock Exchange”	an internationally recognized stock exchange on which the Shares will be listed;

“Subsidiary”	a company which is for the time being and from time to time a subsidiary (within the meaning of the Listing Rules) of the Company, whether incorporated in Hong Kong or elsewhere; and

“USD”	United States dollars, the lawful currency of the United States of America.

The expressions “Company” and “Noteholder” shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

In these Conditions, unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender or the neuter include both genders and the neuter; references to this Agreement or any issue document shall be construed as references to such document as the same may be amended or supplemented from time to time. Condition headings are inserted for reference only and shall be ignored in construing the Note.

1.	Form, Denomination and Rating of the Note

1.1

The obligations of the Company arising under the Note constitute direct, unsubordinated, unconditional, and unsecured obligations of the Company and shall, save for such exceptions as may be provided by provisions of applicable law that are both mandatory and of general application, at all times rank at least pari passu with all of its other present and future direct, senior, unsecured, unconditional and unsubordinated obligations.

1.2

The Note is in registered form in the minimum denomination of USD 200,000 each. A certificate shall be issued to the Noteholder in respect of its registered holding of the Note. The Certificate shall have an identifying number which shall be recorded on the relevant Certificate and in the register of the Noteholder which the Company shall keep.

1.3	The Note is not and is not expected to be rated by any rating agency.

1.4	No application will be made for a listing of the Note on any stock exchange.

2.	Transfer

2.1	The Note or any part(s) thereof may be assigned or transferred to any third party subject to compliance of this Condition 2 hereunder.

2.2

Subject to Condition 2.1 and Condition 1.2, any transfer of the Note shall be in respect of the whole or any part of the outstanding principal amount of that Note. The Noteholder shall (except as otherwise required by law) be treated as the absolute owner of the Note for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or any writing on, or the theft or loss of, the certificate issued in respect of it) and no person will be liable for so treating the Noteholder.

2.3

Notwithstanding any other provisions of this Condition 2, if this Note or any part(s) thereof shall be transferred to any company or other person which would trigger notification or disclosure obligations under the relevant Listing Rules, the Company shall immediately comply with such obligations.

2.4	In relation to any transfer of the Note permitted under or otherwise pursuant to this Condition 2:-

(a)

the Note may be only transferred by execution of a form of transfer (the “Transfer Form”) substantially in the form annexed as Schedule 1 to these Conditions under the hand of the transferor/assignor and the transferee (or their duly authorised representatives) or, where either the transferor or transferee is a corporation, under its common seal (if any) and under the hand of one of its officers duly authorised in writing or otherwise executed by a duly authorised officer thereof In this Condition “transferor” shall, where the context permits or requires, include joint transferors and be construed accordingly;

(b)

the Note must be delivered for cancellation to the Company accompanied by a duly executed Transfer Form. The Company shall, within five (5) Business Days of receipt of such documents from the Noteholder, cancel the Note and issue a new Note under the seal of the Company, in favour of the transferee with respect to the principal amount being transfer.

2.5

Where only part of the principal amount of the Note in respect of which a Certificate is issued is to be transferred or converted, a new Certificate in respect of the Notes not so transferred or converted shall be issued, within five (5) Business Days of deposit or surrender of the original Certificate.

2.6

Any legal and other costs and expenses (other than the registration costs arising from the transfer of the Note) which may be incurred by the Company in connection with any transfer or assignment of the Note or any request therefor shall be borne by the Noteholder.

3.	Interest

(a)

Subject to Conditions 3(b) and 3(c), the Note will bear interest from the date of issue at the rate of 0.7375% per annum of the principal amount of the Note outstanding from time to time, which subject as provided herein, will be payable by the Company semiannually until the Maturity Date.

(b)	On Maturity Date, the Company shall pay interest on the outstanding principal amount of the Note for the period from the immediately preceding interest payment date to the Maturity Date.

(c)

In the event that the Noteholder has converted part or whole of the principal amount of the Note, the Noteholder shall be entitled to interest in respect of such part or whole, as the case may be, of the principal amount of the Note for the period from date of issue of the Note to the Conversion Date concerned.

(d)

Whenever it is necessary to compute an amount of interest in respect of the Note for a period of less than a full year, such interest will be calculated on the basis of a 360-day year consisting of 12 months of 30 days in each month and, in the case of incomplete month, the number of days elapsed.

4.	Payments

4.1

All payments by the Company hereunder shall be made in immediately available funds free and clear of any withholdings or deductions for any present or future taxes, imposts, levies, duties or other charges. In the event that the Company is required by law to make any such deduction or withholding from any amount paid, the Company shall pay to the Noteholder such additional amount as shall be necessary so that the relevant Noteholder continues to receive a net amount equal to the full amount which it would have received if such withholding or deduction had not been made.

4.2

All payments by the Company shall be made, not later than 4:00 p.m. (Hong Kong time) on the due date (and however for the purpose of repayment of the Note, the due date referred to in this Condition 4.2 shall mean the Maturity Date only), by remittance to such bank account in Hong Kong as the Noteholder may notify the Company from time to time at least five (5) Business Days prior to the payment due date provided that the Noteholder shall be responsible for any loss of interest payable in respect of the Note due to it giving inaccurate or late remittance instructions.

4.3

If the due date for payment of any amount in respect of the Note (and however for the purpose of repayment of the Note, the due date referred to in this Condition 4.3 shall mean the Maturity Date only) is not a Business Day, the Noteholder shall be entitled to payment on the next following Business Day in the same manner together with interest accrued in respect of any such delay.

4.4

In case where the Company defaults in the payment of any sum due and payable under the Note, the Company shall pay interest to the Noteholder from the due date to date of actual payment in full calculated at 2% per annum on a daily basis.

5.	Conversion

5.1

Subject to Condition 5.4, the Noteholder shall have the right, and the rights of the Company pursuant to Condition 5.2, in the manner provided in Condition 7, to convert the whole or any part of the outstanding principal amount of the Note (at the place the Note is deposited for conversion) into Shares (“Conversion”) at any time during the Conversion Period at the initial conversion price (“Conversion Price”) of USD 14.8869 per Share, such Conversion Price shall be adjusted from time to time pursuant to Condition 6 and provided however that the Conversion Price shall not be less than the par value of a Share (the “Minimum Conversion Price”).

5.2

The issuance of the Conversion Share upon the Noteholder’s exercise of the Conversion Rights is subject to the listing committee or any other competent regulatory body of the Stock Exchange approving that the Conversion Shares to be issued could be listed and traded on the Stock Exchange and the Noteholder undertakes not to dispose of any or all of the Conversion Shares to be issued upon conversion of all or part of the Note to any person(s) if such disposal would result in non-compliance with any lock-up requirements under the Listing Rules.

5.3

No fraction of a Share shall be issued on Conversion and no amount in lieu thereof shall be refunded to the Noteholder. Shares issued upon Conversion shall rank pari passu in all respects with all other existing Shares outstanding at the Conversion Date and the Noteholder shall be entitled in respect of its Conversion Shares to all dividends and other distributions the record date of which falls on a date on or after the Conversion Date.

5.4

Delivery to the Company of Conversion Notice shall constitute a representation and warranty by the Noteholder that all steps necessary to be taken by it under any relevant laws and the rules of any relevant stock exchange to permit the relevant exercise and lawfully to acquire the relevant Conversion Shares have been taken by it.

5.5	Notwithstanding the Conversion Rights attaching to the Note, the Company shall not issue any Shares if, upon such issue:

(a)

it will result in the Company not being able to comply with any rules of the Stock Exchange or any regulatory body having jurisdiction over the Company, including but not limited to complying with any lock-up requirements and maintaining the minimum public float requirement under the Hong Kong Listing Rules if the Shares are listed on The Stock Exchange of Hong Kong Limited; or

(b)

the mandatory general offer requirement under any rules of the Stock Exchange or any regulatory body having jurisdiction over the Company (e.g. the Codes on Takeovers and Mergers and Share Buy-backs in Hong Kong if the Shares are listed on The Stock Exchange of Hong Kong Limited) will be triggered.

5.6

Notwithstanding the Conversion Rights attaching to the Note, Conversion Rights may not be exercised in relation to any Bond during the period (a “Closed Period”) commencing on: (i) the date falling 20 days prior to the date of the Company’s annual general Shareholders’ meeting and ending on the date of that meeting, (ii) the date falling 30 days prior to an extraordinary Shareholders’ meeting and ending on the date of that meeting. (iii) the date that the Company notifies the Stock Exchange of the record date for determination of the Shareholders’ entitlement to receipt of dividends, rights and benefits or (iv) on such date and for such period as determined by the laws and rules of the relevant Stock Exchange applicable from time to time that the Company is required to close its stock transfer books. The Company will give notice of such Closed Period to the Noteholders at or prior to the beginning of each such period.

6.	Adjustments

6.1

Subject as hereinafter provided such in particular Condition 6.8, the Conversion Price shall from time to time be adjusted in accordance with the following relevant provisions and if the event giving rise to any such adjustment shall be such as would be capable of falling within more than one of the following provisions, it shall fall within the first of the applicable provisions to the exclusion of the remaining provisions:-

(i)	Consolidation or Subdivision:

If and whenever there shall be an alteration to the nominal value of the Shares as a result of consolidation or subdivision, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such alteration by the following fraction: -

A

B

where:

A is the nominal amount of one Share immediately after such alteration; and

B is the nominal amount of one Share immediately before such alteration. Such adjustment shall become effective on the date the alteration takes effect.

(ii)	Capitalisation of Profits or Reserves:

If and whenever the Company shall issue any Shares credited as fully paid to the Shareholders by way of capitalisation of profits or reserves, other than Shares issued in lieu of the whole or any part of a cash dividend (the “Relevant Cash Dividend”), being a dividend which the Shareholders concerned would or could otherwise have received in cash (“Scrip Dividend”), the Conversion Price shall be adjusted in the case of an issue of Shares other than by way of Scrip Dividend by multiplying the Conversion Price in force immediately before such issue by the following fraction:-

A

B

where:

A is the aggregate nominal amount of the issued Shares immediately before such issue; and

B is the aggregate nominal amount of the issued Shares immediately after such issue; and

in the case of an issue of Shares by way of a Scrip Dividend the Current Market Price of which Shares exceeds the amount of the Relevant Cash Dividend or the relevant part thereof and which would not have constituted a Capital Distribution, by multiplying the Conversion Price in force immediately before the issue of such Shares by the following fraction:

A + B

A + C

where:

A is the aggregate nominal amount of the issued Shares immediately before such issue;

B is the aggregate nominal amount of Shares issued by way of such Scrip Dividend multiplied by a fraction of which (i) the numerator is the amount per Share of the whole, or the relevant part, of the Relevant Cash Dividend and (ii) the denominator is the Current Market Price of the number of Shares issued in respect of each existing Share in lieu of the whole, or the relevant part of the Relevant Cash Dividend; and

C is the aggregate nominal amount of Shares issued by way of such Scrip Dividend;

or by making such other adjustment as an approved merchant bank shall certify to the Company is fair and reasonable.

Such adjustment shall become effective on the date of issue of such Shares.

(iii)	Capital Distribution:

If and whenever the Company shall pay or make any Capital Distribution to the Shareholders (except where the Conversion Price falls to be adjusted under subparagraph (ii) above (or falls within sub-paragraph (ii) above but no adjustment falls to be made), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such Capital Distribution by the following fraction:-

A - B

   A

where:

A is the Current Market Price of one Share on the dealing day last preceding the date on which the Capital Distribution is publicly announced; and

B is the fair market value on the date of such announcement, as determined in good faith by an approved merchant bank, of the portion of the Capital Distribution attributable to one Share.

Such adjustment shall become effective on the date that such Capital Distribution is actually made.

(iv)	Rights Issues of Shares or Options Over Shares:

If and whenever the Company shall issue Shares to all or substantially all Shareholders as a class by way of rights, or shall issue or grant to all or substantially all Shareholders as a class, by way of rights, any options, warrants or other rights to subscribe for or purchase any Shares, in each case at less than the Current Market Price per Share on the last dealing day preceding the date of the announcement of the terms of the issue or grant, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the following fraction:-

A + B

A + C

where:

A is the number of Shares in issue immediately before such announcement;

B is the number of Shares which the aggregate amount (if any) payable for the rights or for the options or warrants or other rights issued by way of rights and for the total number of Shares comprised therein would purchase at such Current Market Price per Share; and

C is the aggregate number of Shares issued or, as the case may be, comprised in the grant.

Such adjustment shall become effective on the date of issue of such Shares or issue or grant of such options, warrants or other rights (as the case may be).

(v)	Right Issues of Other Securities:

If and whenever the Company shall issue any securities (other than Shares or options, warrants or other rights to subscribe for or purchase Shares) to all or substantially all Shareholders as a class by way of rights or grant to all or substantially all Shareholders as a class by way of rights of any options, warrants or other rights to subscribe for or purchase any securities (other than Shares or options, warrants or other rights to subscribe for or purchase Shares), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the following fraction:-

A - B

   A

where:

A is the Current Market Price of one Share on the last dealing day preceding the date on which such issue or grant is publicly announced; and

B is the fair market value on the date of such announcement as determined in good faith by an approved merchant bank, of the portion of the rights attributable to one Share.

Such adjustment shall become effective on the date of issue of the securities or grant of such rights, options or warrants (as the case may be).

(vi)	Issues at less than Current Market Price:

If and whenever the Company shall issue (otherwise than as mentioned in subparagraph (iv) above) wholly for cash any Shares (other than Shares issued on the exercise of Conversion Rights or on the exercise of any other rights of conversion into, or exchange or subscription for, Shares) or on the issue or grant of (otherwise than as mentioned in sub-paragraph (iv) above) options, warrants or other rights to subscribe for or purchase Shares in each case at a price per Share which is less than the Current Market Price on the dealing day last preceding the date of announcement of the terms of such issue, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the following fraction:-

A + B

   C

where:

A is the number of Shares in issue immediately before the issue of such additional Shares or the issue or grant of such options, warrants or other rights to subscribe for or purchase any Shares;

B is the number of Shares which the aggregate consideration receivable for the issue of such additional Shares would purchase at such Current Market Price per Share; and

C is the number of Shares in issue immediately after the issue of such additional Shares.

References to additional Shares in the above formula shall, in the case of an issue or grant by the Company of options, warrants or other rights to subscribe or purchase Shares, mean such Shares to be issued assuming that such options, warrants or other rights are exercised in full at the initial exercise price on the date of issue of such options, warrants or other rights.

Such adjustment shall become effective on the date of issue of such Shares or, as the case may be, the issue or grant of such options, warrants or other rights.

(vii)	Other issues at less than Current Market Price:

Save in the case of an issue of securities arising from a conversion or exchange of other securities in accordance with the terms applicable to such securities themselves falling within the provisions of this sub-paragraph (vii), if and whenever the Company or any Subsidiary (otherwise than as mentioned in sub-paragraphs (iv), (v) or (vi) above), or (at the direction or request of or pursuant to any arrangements with the Company or any Subsidiary) any other person shall issue wholly for cash any securities (other than the Note) which by their terms of issue carry rights of conversion into, or exchange or subscription for, Shares (or grant any such rights in respect of any existing securities so issued) to be issued by the Company upon conversion, exchange or subscription at a consideration per Share which is less than the Current Market Price per share on the last dealing day preceding the date of announcement of the terms of issue of such securities, the Conversion Price shall be adjusted, by multiplying the Conversion Price in force immediately prior to such issue (or grant) by the following fraction:-

A + B

A + C

where:

A is the number of Shares in issue immediately before such issue (or grant);

B is the number of Shares which the aggregate consideration receivable by the Company for the Shares to be issued upon conversion or subscription for or exchange of or upon exercise of the right of subscription attached to such securities would purchase at such Current Market Price per Share; and

C is the maximum number of Shares to be issued upon conversion into or subscription for exchange of such securities or upon the exercise of such rights of subscription attached thereto at the initial conversion, exchange or subscription price or rate.

Such adjustment shall become effective on the date of Issue (or grant) of such securities.

(viii)	Modification of Rights of Conversion etc:

If and whenever there shall be any modification of the rights of conversion, exchange or subscription attaching to any such securities as are mentioned in sub-paragraph (vii) above (other than in accordance with the terms applicable to such securities) so that the consideration per Share (for the number of Shares available on conversion, exchange or subscription following the modification) is less than the Current Market Price per share on the last dealing day preceding the date of announcement of the proposals for such modification, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such modification by the following fraction:-

A + B

A + C

where:

A is the number of Shares in issue immediately before such modification;

B is the number of Shares which the aggregate consideration receivable by the Company for the Shares to be issued upon conversion or exchange or upon exercise of the right of subscription attached to the securities so modified would purchase at such Current Market Price per Share or, if lower, the existing conversion, exchange or subscription price; and

C is the maximum number of Shares to be issued upon conversion or exchange of such securities or upon the exercise of such rights of subscription attached thereto at the modified conversion, exchange or subscription price or rate.

Such adjustment shall become effective on the date of modification of the rights of conversion, exchange or subscription attaching to such securities.

(ix)	Other offers to Shareholders:

If and whenever the Company or any Subsidiary or (at the direction or request of or pursuant to any arrangements with the Company or any Subsidiary) any other person issues, sells or distributes any securities in connection with an offer by or on behalf of the Company or any Subsidiary or such other person pursuant to which offer the Shareholders generally (meaning for these purposes the holders of at least 60 per cent. of the Shares outstanding at the time such offer is made) are entitled to participate in arrangements whereby such securities may be acquired by them (except where the Conversion Price falls to be adjusted under sub-paragraphs (iv) to (vii) above), the Conversion Price shall be adjusted by, multiplying the Conversion Price in force immediately prior to such issue by the following fraction:-

A - B

   A

where:-

A is the Current Market Price of one Share on the last dealing day preceding the date on which such issue is publicly announced; and

B is the fair market value on the date of such announcement, as determined in good faith by an approved merchant bank, of the portion of the relevant offer attributable to one Share.

Such adjustment shall become effective on the date of issue of the securities.

(x)	Other Events:

If the Company considers that it would be appropriate for an adjustment to be made to the Conversion Price as a result of one or more events or circumstances not referred to in this Condition 6.1, the Company shall at its own expense, request an approved merchant bank to determine (acting as experts) as soon as practicable what adjustment (if any) to the Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect and upon such determination such adjustment (provided that the adjustment would result in a reduction in the Conversion Price) shall be made and shall take effect in accordance with such determination, provided that an adjustment shall only be made pursuant to this Condition 6.1(x) if the approved merchant bank is so requested to make such a determination; provided that where the circumstances giving rise to any adjustment pursuant to this Condition 6.1 have already resulted or will result in an adjustment to the Conversion Price or where any other circumstances giving rise to any adjustment arise by virtue of any other circumstances which have already given or will give rise to an adjustment to the Conversion Price, such modification (if any) shall be made to the operation of the provisions of this Condition 6.1 as may be advised by the approved merchant bank in question to be in their opinion appropriate to give the intended result.

6.2	Calculation of Consideration Receivable

For the purpose of any calculation of the consideration receivable pursuant to sub-paragraphs (vi), (vii) and (viii) of this Condition 6.1, the following provisions shall apply:-

(i)	Issue of Shares for Cash:

the aggregate consideration receivable for Shares issued for cash shall be the amount of such cash provided that in no case shall any deduction be made for any commission or any expenses paid or incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(ii)	Issue of Shares on Conversion or Exercise of Securities:

(x) the aggregate consideration receivable for the Shares to be issued upon the conversion into or subscription for or exchange of, any securities shall be deemed to be the consideration received or receivable by the Company for any such securities and (y) the aggregate consideration receivable for the Shares to be issued upon the exercise of rights of subscription attached to any securities shall be deemed to be that part (which may be the whole) of the consideration received or receivable by the Company for such securities which is attributed by the Company to such rights of subscription or, if no part of such consideration is so attributed, the fair market value of such rights of subscription as at the date of announcement of the terms of issue of such securities (as determined in good faith by an approved merchant bank, plus in the case of each of (x) and (y) above, the additional minimum consideration (if any) to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of such rights of subscription attached thereto (the consideration in all such cases to be determined subject to the proviso in sub-paragraph (i) of this paragraph (C)) and- (z) the consideration per Share receivable by the Company upon the conversion or exchange of, or upon the exercise of such rights of subscription attached to, such securities shall be the aggregate consideration referred to in (x) or (y) above (as the case may be) converted into USD if such consideration is expressed in a currency other than USD at such rate of exchange as may be determined in good faith by an approved merchant bank to be the spot rate ruling at the close of business on the date of announcement of the terms of issue of such securities, divided by the number of Shares to be issued upon such conversion or exchange or exercise at the initial conversion, exchange or subscription price or rate.

6.3	More than One Event in Quick Succession:

Where more than one event which gives or may give rise to an adjustment to the Conversion Price occurs within such a short period of time that in the opinion of an approved merchant bank the foregoing provisions would need to be operated subject to some modification in order to give the intended result, such modification shall be made to the operation of the foregoing provisions as may be advised by an approved merchant bank to be in their opinion appropriate in order to give such intended result.

6.4	Employee Share Schemes:

No adjustment will be made to the Conversion Price when Shares or other securities (including rights or options) are issued, offered or granted to employees (including executive directors), consultants or agents of the Company or any Subsidiary pursuant to any Employee Share Scheme.

6.5	Non-cash Consideration:

No adjustment will be made in respect of an issue by the Company or any Subsidiary of securities convertible into or rights to acquire Shares in consideration in whole or in part of the acquisition of any other securities, assets or business.

6.6	Certificate Conclusive:

If any doubt shall arise as to the appropriate adjustment to the Conversion Price a certificate of an approved merchant bank who shall act as experts in accordance with Condition 12, shall be conclusive and binding on all concerned save in the case of manifest or proven error.

6.7	Rounding and Minor Adjustments:

On any adjustment, the resultant Conversion Price, if not an integral multiple USD cents, shall be rounded down to the nearest USD cent. No adjustment shall be made to the Conversion Price where such adjustment (rounded down if applicable) would be less than one per cent. of the Conversion Price then in effect. Any adjustment not required to be made, and any amount by which the Conversion Price has not been rounded down shall be carried forward and taken into account in any subsequent adjustment. Notice of any adjustments shall be given to the Noteholder in accordance with Condition 15 as soon as practicable after the determination thereof.

6.8	No Discount to Par Value:

The Conversion Price may not be adjusted or reduced so that the Conversion Price is lower than the par value of the Shares or, on conversion of Notes, Shares would fall to be issued at a discount to their par value and if the Conversion Price as adjusted based on this Condition 6 is lower than the par value of the Shares, the adjusted Conversion Price shall be equal to the par value of the Shares.

6.9	For the purposes of this Condition 6:-

“announcement” includes the release of an announcement to the press or the delivery or transmission by telephone, telex or otherwise of an announcement to the Stock Exchange and

“date of announcement” shall mean the date first appearing on such announcement;

“approved merchant bank” means a merchant bank in Hong Kong or the PRC selected by the Company for the purpose of providing a specific opinion or calculation or determination hereunder;

“Capital Distribution” (without prejudice to the generality of that phrase) includes distributions in cash or specie. Any dividend charged or provided for in the accounts for any financial period shall (whenever paid and however described) be deemed to be a Capital Distribution provided that any such dividend shall not automatically be so deemed if it is paid out of the aggregate of the net profits (less losses) attributable to the holders of Shares for all financial periods after 31 December, 2006 as shown in the audited consolidated profit and loss account of the Company and its subsidiaries for each financial period ended 31 December;

“issue” shall include allot;

“reserves” includes un-appropriated profits; and

“rights” includes rights in whatsoever form issued.

7.	Procedure for Conversion

7.1

The Conversion Rights attaching to the Note may, subject as provided herein, be exercised on any Business Day during the Conversion Period by the Noteholder giving no less than ten (10) Business Day’s prior written notice (a “Conversion Notice”) to the Company in accordance with Condition 14 stating the intention of the Noteholder to convert all or part of the Note into Shares specifying the principal amount of the Note to which such notice relates. Any such Conversion Notice shall be substantially in the form annexed as Schedule 2 to these Conditions. Once delivered, a Conversion Notice shall be irrevocable and take effect immediately upon the Conversion Date. If a Conversion Notice is not duly completed or is inaccurate, the Company may reject the same and any intended conversion shall not be treated as taking effect until a duly completed, accurate Conversion Notice is received by the Company.

7.2	The Company shall be responsible for payment of all taxes and stamp duty, issue and registration duties (if any) and Stock Exchange levies and charges (if any) arising on any conversion.

7.3

The Shares arising on conversion shall be allotted and issued by the Company, credited as fully paid, to the Noteholder or as it may direct within five (5) Business Days after, and with effect from, the date the listing and permission to deal with the Conversion Shares are obtained from the relevant Stock Exchange and certificates for the Shares to which the Noteholder or such person as it may direct shall become entitled in consequence of exercising its Conversion Rights shall (so far as possible) be issued in board lots and posted to the Noteholder at its own risk at its address set out in Condition 14 or such other collection manner as directed by the Noteholder in writing.

8.	Protection of the Noteholder

So long as the Note is outstanding, unless the Noteholder gives its prior written approval otherwise:-

(a)

the Company shall use its reasonable endeavours (i) to obtain and maintain a listing for all the issued Shares on the Stock Exchange and (ii) to obtain and maintain a listing on the Stock Exchange for the Conversion Shares;

(b)

the Company shall from time to time keep available for issue, free from pre-emptive rights, out of its authorised but un-issued capital sufficient Shares to satisfy in full the Conversion Rights and the terms of any other securities for the time being in issue which are convertible into or have the right to subscribe Shares;

(c)

the Company shall provide the Noteholder with a copy of its annual reports, annual financial statements, interim reports and circulars sent by the Company to its shareholders within seven (7) Business Days after the Company sends the same to its shareholders;

(d)	the Company shall ensure that all Conversion Shares will be duly and validly issued fully paid and registered;

(e)	the Company shall pay all fees, capital and stamp duties payable in Hong Kong, if any, in respect of the issue of Shares upon conversion of all or part of the principal amount of the Note;

(f)

as soon as possible after the announcement of any event which gives rise to adjustments pursuant to Condition 6 (or, if later, as soon as the relevant adjustment thereunder can reasonably be determined), give notice to the Noteholder advising them of the date on which the relevant adjustment of the Conversion Price is likely to become effective and of the effect of exercising its Conversion Rights pending such date;

(g)

the Company shall comply with and procure the compliance with all conditions imposed by the Stock Exchange or by any other competent authority for the listing of and permission to deal in the Conversion Shares and the continued compliance thereof; and

(h)

in the case of any consolidation, amalgamation or merger of the Company with any other corporation (other than a consolidation, amalgamation or merger in which the Company is a continuing corporation), or in the case of any sale or transfer of all, or substantially all, of the assets of the Company, the Company will forthwith notify the Noteholder of such event in accordance with Condition 14 and (so far as legally possible) cause the corporation resulting from such consolidation, amalgamation or merger or the corporation which shall have acquired such assets, as the case may be, to execute a deed to ensure that the Noteholder will have the right (during the period in which the Note shall be convertible) to convert the Note into the class and amount of shares and other securities and property receivable upon such consolidation, amalgamation, merger, sale or transfer by a holder of such number of Shares which would have become liable to be issued upon conversion of the Note immediately prior to such consolidation, amalgamation, merger, sale or transfer. The above provisions of this Condition 8(h) shall apply in the same way to any subsequent consolidations, amalgamations, mergers, sales or transfers.

9.	Events of Default

If any of the events (“Events of Default”) specified below occurs, the Noteholder may give notice to the Company that the Note is immediately due and payable, whereupon they shall become immediately due and payable in the amounts which would otherwise be due on the Maturity Date.

The following are the events referred to in the immediately preceding paragraph:

(a)	a default is made for more than seven days in the payment of the principal when and as the same ought to be paid in accordance with these Conditions;

(b)

a default is made by the Company in the performance or observance of any covenant, condition or provision of the Note and on its part to be performed or observed (other than the covenant to pay the principal of the Note) and such default continues for the period of thirty (30) days next following the service by the Noteholder on the Company of notice requiring such default to be remedied;

(c)

a resolution is passed or an order of a court of competent jurisdiction is made that the Company be wound up or dissolved otherwise than for the purposes of or pursuant to and followed by a consolidation, amalgamation, merger or reconstruction the terms of which shall have previously been approved in writing by the Noteholder;

(d)	an encumbrancer takes possession or a receiver is appointed over the whole or a material part of the assets or undertaking of the Company or any Subsidiary;

(e)

a distress, execution or seizure order before judgement is levied or enforced upon or sued out against the whole or a material part of the property of the Company or any Subsidiary (as the case may be) and is not discharged within ten (10) days thereof;

(f)

the Company or any Subsidiary is unable to pay its debts as and when they fall due or the Company or any Subsidiary shall initiate or consent to proceedings relating to itself under any applicable bankruptcy, reorganisation or insolvency law or make an assignment for the benefit of, or enter into any composition with, its creditors;

(g)

proceedings shall have been initiated against the Company or any Subsidiary under any applicable bankruptcy, reorganisation or insolvency law and such proceedings shall not have been discharged or stayed within a period of sixty (60) days;

(h)	any event occurs which has an analogous effect to any of the events referred to in paragraphs (a) to (g) above; or

(i)	the listing of the Shares of the Company on the Stock Exchange does not take place within ten (10) years after the issuance of the Note.

For the purpose of this Condition 9 only, a “Subsidiary” means any Subsidiary (as defined in Condition 2) of the Company which is a major operating subsidiary and whose total assets (based on its latest audited financial statements) represents more than 50% of the total assets of the Company, as stated in the latest audited consolidated financial statements of the Company.

10.	Repayment and Redemption

10.1

Unless previously converted or purchased and cancelled as provided herein, the Company will redeem the Note at 100 per cent of its principal amount together with accrued interest (calculated up to but including the date of redemption) on the Maturity Date.

10.2

The Noteholder shall be entitled (but not obliged) to give a Redemption Notice to the Company in writing that the Note is, and shall become due and payable within 30 days of receipt of such notice if an Event of Default occurs and the Company fails to take any remedial steps within 45 days after the receipt of the written notice served by the Noteholder specifying the occurrence of any of the Events of Defaults. In the event that the Noteholder exercises the right to redeem the Note pursuant to this Condition 10.2, the Noteholder shall deliver a notice of redemption (substantially in the form annexed as Schedule 3 of these Conditions) (a “Redemption Notice”), and surrender the Note to the Company at an address designated and notified by the Company from time to time to the Noteholder for the purpose of the exercise of the Redemption Right on a Business Day. The redemption price payable upon redemption pursuant to this Condition 10.2 shall be the principal amount of the Note together with accrued interest.

10.3	The Note may not be repaid or redeemed otherwise than in accordance with this Condition 10.

11.	Voting and Director Nomination

The Noteholder will not be entitled to receive notices of, attend or vote at any meetings of the Company or nominate any directors of the Company by reason only of being Noteholder.

12.	Experts

In giving any certificate or making any adjustment hereunder, any approved merchant bank shall be deemed to be acting as experts and not as arbitrators and, in the absence of manifest error, their decision shall be conclusive and binding on the Company and the Noteholder and all persons claiming through or under it respectively.

13.	Replacement Notes

If the certificate for a Note is lost or mutilated the Noteholder shall forthwith notify the Company and a replacement certificate for the Note shall be issued if the Noteholder provides the Company with: (i) the mutilated certificate for the Note; (ii) a declaration by the Noteholder or its officer that the Note had been lost or mutilated (as the case may be) or other evidence that the certificate for the Note had been lost or mutilated; and (iii) an appropriate indemnity in such form and content as the Company may reasonably require. Any certificate for the Note replaced in accordance with this Condition shall forthwith be cancelled. All reasonable administrative costs and expenses associated with the preparation, issue and delivery of a replacement certificate for the Note shall be borne by the relevant Noteholder.

14.	Notices

Any notice required to be given under these Conditions shall be deemed duly served if left at or sent by registered or recorded delivery post or facsimile to the addressee:

(i)	in the case of the Noteholder its addresses in Hong Kong as notified to the Company;

(ii)	in the case of the Company, its address in the PRC as notified to the Noteholder;

or such other address as may have been last notified in writing by or on behalf of the Company to the Noteholder or vice versa. Any such notice shall be deemed to be served at the time when the same is left at the address of the party to be served or, if served by post, on the seventh day (not being a Saturday, Sunday or public holiday) following the day of posting or, if served by facsimile, upon transmission and report confirming successful transmission.

15.	Amendment

Subject to the approval by the Stock Exchange (if required), the terms and conditions of the Note may be varied, expanded or amended by agreement in writing between the Company and the Noteholder and any such variation, expansion or amendment shall be effective and binding upon the Note and the Noteholder.

16.	Governing Law and Jurisdiction

The Note and the terms of the Note are governed by and shall be construed in accordance with the laws of Hong Kong.

SCHEDULE 1--TRANSFER FORM

SCHEDULE 2--CONVERSION NOTICE

SCHEDULE 3--FORM OF REDEMPTION NOTICE